Exhibit 99.1

CERTIFICATION PURSUANT TO SECTION 111(b)(4)

OF THE EMERGENCY ECONOMIC STABILIZATION ACT OF 2008

Certification Pursuant to 31 C.F.R. 30.15

I, Beth E. Mooney, certify, based on my knowledge, that:

(i) The compensation committee of KeyCorp has discussed, reviewed, and evaluated with senior risk officers (at a meeting held on January 20, 2011) at least every six months during any part of the most recently completed fiscal year that was a TARP period (January 1, 2011 to March 30, 2011; the “applicable period”), senior executive officer (“SEO”) compensation plans and employee compensation plans and the risks these plans pose to KeyCorp;

(ii) The compensation committee of KeyCorp identified and limited any features of the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of KeyCorp and during the applicable period identified any features of the employee compensation plans that pose risks to KeyCorp and limited those features to ensure that KeyCorp is not unnecessarily exposed to risks;

(iii) The compensation committee reviewed, at least every six months during the applicable period, the terms of each employee compensation plan and identified any features of the plan that could encourage the manipulation of reported earnings of KeyCorp to enhance the compensation of an employee, and limited any such features;

(iv) The compensation committee of KeyCorp will certify to the reviews of the SEO compensation plans and employee compensation plans required under (i) and (iii) above;

(v) The compensation committee of KeyCorp will provide a narrative description of how it limited during the applicable period the features in (A) SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of KeyCorp; (B) Employee compensation plans that unnecessarily expose KeyCorp to risks; and (C) Employee compensation plans that could encourage the manipulation of reported earnings of KeyCorp to enhance the compensation of an employee;

(vi) KeyCorp required that bonus payments to SEOs or any of the next twenty most highly compensated employees, as defined in the regulations and guidance established under section 111 of EESA (bonus payments), be subject to a recovery or “clawback” provision during the applicable period if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

(vii) KeyCorp prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to a SEO or any of the next five most highly compensated employees during the applicable period;

(viii) KeyCorp has limited bonus payments to its applicable employees in accordance with section 111 of EESA and the regulations and guidance established thereunder during the applicable period;

(ix) KeyCorp and its employees complied with the excessive or luxury expenditures policy, as defined in the regulations and guidance established under section 111 of EESA, during the applicable period; and any expenses that, pursuant to the policy, required approval of the board of directors, a committee of the board of directors, an SEO, or an executive officer with a similar level of responsibility were properly approved;

(x) KeyCorp will permit a non-binding shareholder resolution in compliance with any applicable Federal securities rules and regulations related to executive compensation;

(xi) KeyCorp will disclose the amount, nature, and justification for the offering, during the applicable period, of any perquisites, as defined in the regulations and guidance established under section 111 of EESA, whose total value exceeds $25,000 for any employee who is subject to the bonus payment limitations identified in paragraph (viii);

(xii) KeyCorp will disclose whether KeyCorp, the board of directors of KeyCorp, or the compensation committee of KeyCorp has engaged during the applicable period a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;

(xiii) KeyCorp has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during the applicable period;

(xiv) KeyCorp has substantially complied with all other requirements related to employee compensation that were provided in the agreement between KeyCorp and Treasury, including any amendments;

(xv) KeyCorp repaid its TARP obligation on March 31, 2011, and is therefore not required to submit to the Treasury a complete and accurate list of the SEOs and the twenty most highly compensated employees for the current fiscal year, with the non-SEOs ranked in descending order of level of annual compensation, and with the name, title, and employer of each SEO and most highly compensated employee identified; and

(xvi) I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both.

February 27, 2012
Date	Beth E. Mooney
Chairman, Chief Executive Officer and President